Exhibit 10.1

AMENDED AND RESTATED
INDEPENDENT CONTRACTOR SERVICES AGREEMENT

This Amended and Restated Independent Contractor Services Agreement (the “Agreement”) is entered into as of February 1, 2016 (the “Effective Date”) between ImmunoCellular Therapeutics, Ltd. (“Company”) and John Yu (“Contractor”) (each, a “Party”).
WHEREAS, Company and Contractor entered into that certain Independent Contractor Services Agreement, dated October 1, 2015 (“Independent Contractor Services Agreement”);
WHEREAS, the term of the Independent Contractor Services Agreement was initially set to terminate no later than December 31, 2015 (the “Initial Termination Date”);
WHEREAS, Company and Contractor have continued to act, perform and operate under the terms of the Independent Contractor Services Agreement since the Initial Termination Date, and neither Party has to date terminated the Independent Contractor Services Agreement or its term;
WHEREAS, Company and Contractor hereby mutually agree in writing to amend and restate the Independent Contractor Services Agreement as set forth herein;
NOW, THEREFORE, in consideration of the foregoing recitals and the respective undertakings of Company and Consultant, Company and Consultant agree as follows:
1.    DEFINITIONS. As used in this Agreement:
1.1    “Confidential Information” means any and all information related to the Company’s business (including trade secrets, technical information, business forecasts and strategies, marketing plans, supplier lists, personnel information, financial data, and proprietary information of third parties provided to Company in confidence).
1.2    “Intellectual Property” means all concepts, Confidential Information, data, databases, designs, diagrams, documentation, drawings, flow charts, ideas and inventions (whether or not patentable or reduced to practice), know-how, materials, marketing and development plans, marks, methods, models, procedures, processes, protocols, schematics, devices, software code, specifications, techniques, tools, user interfaces, web sites, works of authorship, and other forms of technology.
1.3    “Intellectual Property Rights” means all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses (a) through (e) of this sentence.
1.4    “Services” means the services to be performed or actually performed by Contractor under this Agreement.
1.5    “Work Product” means (a) all Intellectual Property, in any stage of development, that Contractor conceives, creates, develops, or reduces to practice in connection with performing the Services, and (b) all tangible embodiments (including models, presentations, prototypes, reports, samples, and summaries) of each item of such Intellectual Property.
2.    ENGAGEMENT
2.1    Services. Contractor will perform the Services set forth in Exhibit A in accordance with the terms of this Agreement, reporting to Andrew Gengos. Contractor will have exclusive control over the manner and means of performing the Services, and will use Contractor’s expertise and creative talents in performing the Services. Contractor may perform the Services at a location of his choosing. Contractor will provide, at Contractor’s own expense, all equipment, tools, and other materials necessary to complete the Services; however, to the extent necessary to facilitate performance of the Services and for no other purpose, Company may, in its discretion, make its equipment available to Contractor at Contractor’s request. Insofar as Contractor uses Company’s equipment or facilities, Contractor will be solely responsible for any injury or death suffered by Contractor and any damage to any property arising from such use.
2.2    Monitoring. Contractor will cooperate with any requests by Company to monitor the Services in order to verify that such Services are being performed in accordance with this Agreement and in a timely and satisfactory manner, and shall prepare monthly status reports for Company in a form determined by the Company. Contractor will use Contractor’s best efforts to facilitate any such monitoring, including providing access to Contractor’s equipment and facilities. All documents and materials stored at Company’s facilities will be subject to inspection by Company at any time without notice.
2.3    Subcontracting. Contractor will not subcontract or otherwise delegate any of Contractor’s obligations under this Agreement without Company’s express prior written consent on a case-by-case basis.
2.4    Access Rules; Procedures; Policies. While on Company’s premises, Contractor agrees to comply with Company’s then-current access rules and procedures, including those procedures pertaining to safety, security, and confidentiality. Contractor agrees and acknowledges that Contractor has no expectation of privacy with respect to Company’s telecommunications, networking, or information processing systems (including stored computer files, email messages, and voice messages) and that Contractor’s activities, including the sending or receiving of any files or messages, on or using any of those systems may be monitored, and the contents of such files and messages may be reviewed and disclosed, at any time without notice. Contractor shall also be required to acknowledge and abide by Company’s insider trading policy.
2.5    Cedars Employment. The Company hereby acknowledges that Contractor is a full-time faculty member of Cedars-Sinai Medical Center (“Medical Center”) and is subject to the Medical Center’s Patent & Invention Policy, which requires Contractor to assign to the Medical Center any inventions that Contractor may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, within the scope of Contractor’s employment at the Medical Center (“Medical Center Inventions”). The Company acknowledges that under the terms of Contractor’s employment at the Medical Center, all right, title and interest in and to the Medical Center Inventions vests and shall vest in the Medical Center. Contractor hereby represents that (a) Contractor’s independent contractor relationship with the Company is permitted extramural professional activity by the Medical Center, and (b) the scope of Contractor’s independent contractor relationship with the Company does not fall within the scope of Contractor’s employment at the Medical Center. Contractor agrees that in conducting activities for the Company pursuant to this Agreement, Contractor will not (i) utilize any facilities, personnel or resources of the Medical Center without first notifying the Company and obtaining the Company’s prior written consent, and (ii) take any actions to cause any Confidential Information (as defined in Section 1.1) or Work Product (as defined in Section 1.5) to fall within the scope of a Medical Center Invention.
2.6    Competitive Engagements. During the Term (as defined below), Contractor shall not engage in any business or activity that directly or indirectly competes with any current or planned business or activity of the Company without prior written approval from the Company.
3.    INDEPENDENT CONTRACTOR RELATIONSHIP. Contractor’s relation to Company under this Agreement is that of an independent contractor. Nothing in this Agreement is intended or should be construed to create a partnership, joint venture, or employer-employee relationship between Company and Contractor. Contractor will take no position with respect to or on any tax return or application for benefits, or in any proceeding directly or indirectly involving Company, that is inconsistent with Contractor being an independent contractor (and not an employee) of Company. Contractor is not the agent of Company and is not authorized, and must not represent to any third party that Contractor is authorized, to make any commitment or otherwise act on behalf of Company. Without limiting the generality of the foregoing:
3.1    Benefits and Contributions. Contractor is not entitled to or eligible for any benefits that Company may make available to its employees, such as group insurance, profit-sharing, or retirement benefits. Because Contractor is an independent contractor, Company will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on behalf of Contractor. If, notwithstanding the foregoing, Contractor is reclassified as an employee of Company by any federal or state agency as the result of any administrative or judicial proceeding, Contractor agrees that Contractor will not, as the result of such reclassification, be entitled to or eligible for, on either a prospective or a retrospective basis, any employee benefits maintained by Company.
3.2    Taxes. Contractor is solely responsible for filing all tax returns and submitting all payments as required by any federal, state, local, or foreign tax authority arising from the payment of fees to Contractor under this Agreement, and agrees to do so in a timely manner. If applicable, Company will report the fees paid to Contractor under this Agreement by filing Form 1099-MISC with the Internal Revenue Service as required by law.
3.3    Compliance with Law. Contractor will comply with all applicable federal, state, local, and foreign laws governing self-employed individuals, including laws requiring the payment of taxes, such as income and employment taxes, and social security, disability, and other contributions.
4.    COMPENSATION
4.1    Fees. Subject to the terms and conditions of this Agreement, Company will pay Contractor a monthly fee of $5,000.00 (“Fees”).
4.2    Equity. Any equity interests granted to Contractor during Contractor’s employment with the Company shall continue to vest during the Term (as defined below) pursuant to the terms and conditions applicable to such equity interests.
4.3    Expenses. Except for travel and entertainment expenses that are preapproved by Company in writing, Contractor will be solely responsible for all expenses incurred by Contractor in connection with performing the Services or otherwise performing Contractor’s obligations under this Agreement.
4.4    Invoicing. Payment to Contractor of Fees will be due thirty (30) days following Company’s receipt of the invoice for such Fees. Contractor will submit invoices to Company on a monthly basis for Services performed in the previous month.
5.    CONFIDENTIALITY
5.1    Use and Disclosure. During the term of this Agreement and at all times thereafter, Contractor will (a) hold all Confidential Information in strict trust and confidence, (b) refrain from using or permitting others to use Confidential Information in any manner or for any purpose not expressly permitted or required by this Agreement, and (c) refrain from disclosing or permitting others to disclose any Confidential Information to any third party without obtaining Company’s express prior written consent on a case-by-case basis.
5.2    Exceptions. Contractor’s obligations under Sections 5.1 will terminate with respect to any particular information that Contractor can prove, by clear and convincing evidence, (a) Contractor lawfully knew prior to Company’s first disclosure to Contractor, (b) a third party rightfully disclosed to Contractor free of any confidentiality duties or obligations, or (c) is, or through no fault of Contractor has become, generally available to the public. Additionally, Contractor will be permitted to disclose Confidential Information to the extent that such disclosure is expressly approved in writing by Company, or is required by law or court order, provided that Contractor immediately notifies Company in writing of such required disclosure and cooperates with Company, at Company’s reasonable request and expense, in any lawful action to contest or limit the scope of such required disclosure.
5.3    Return. Upon Company’s request and upon any termination or expiration of this Agreement, Contractor will promptly (a) return to Company or, if so directed by Company, destroy all tangible embodiments of the Confidential Information (in every form and medium), (b) permanently erase all electronic files containing or summarizing any Confidential Information, and (c) certify to Company in writing that Contractor has fully complied with the foregoing obligations.
6.    NO CONFLICTS. Contractor will refrain from any activity, and will not enter into any agreement or make any commitment that is inconsistent or incompatible with Contractor’s obligations under this Agreement, including Contractor’s ability to perform the Services. Contractor represents and warrants that, subject to Section 2.5, Contractor is not subject to any contract or duty that would be breached by Contractor’s entering into or performing Contractor’s obligations under this Agreement or that is otherwise inconsistent with this Agreement. Contractor will not disclose to Company, will not bring into Company’s facilities, and will not induce Company to use any confidential or proprietary information of any third party.
7.    WORK PRODUCT
7.1    Disclosure of Work Product. Contractor will deliver all Work Product to Company.
7.2    Background and Third-Party Technology. Intellectual Property developed, acquired, or otherwise obtained by Contractor prior to this Agreement or licensed or obtained by Contractor from third parties may not be used by Contractor in the performance of Services unless such Intellectual Property has been specifically identified and described by Contractor to Company.
7.3    Ownership and Assignment of Work Product. Contractor agrees that all Work Product will be the sole and exclusive property of Company. Contractor hereby irrevocably and unconditionally assigns to Company all right, title, and interest worldwide in and to the Work Product and all Intellectual Property Rights thereto. Contractor understands and agrees that Contractor has no right to use the Work Product except as necessary to perform the Services for Company.
7.4    Assignment and Waiver of Other Rights. If any Intellectual Property Rights, including moral rights, in the Work Product, cannot (as a matter of law) be assigned by Contractor to Company as provided in Section 7.3, then (a) Contractor unconditionally and irrevocably waives the enforcement of such rights and all claims and causes of action of any kind against Company with respect to such rights, and (b) to the extent Contractor cannot (as a matter of law) make such waiver, Contractor unconditionally grants to Company an exclusive, perpetual, irrevocable, worldwide, fully-paid license, with the right to sublicense through multiple levels of sublicensees, under any and all such rights (i) to reproduce, create derivative works of, distribute, publicly perform, publicly display, digitally transmit, and otherwise use the Work Product in any medium or format, whether now known or hereafter discovered, (ii) to use, make, have made, sell, offer to sell, import, and otherwise exploit any product or service based on, embodying, incorporating, or derived from the Work Product, and (iii) to exercise any and all other present or future rights in the Work Product.
8.    FURTHER ASSURANCES
8.1    Cooperation and Assistance. Contractor will, at Company’s request, (a) cooperate with and assist Company, both during and after the term of this Agreement, in perfecting, maintaining, protecting, and enforcing Company’s rights in the Work Product, and (b) execute and deliver to Company any documents deemed necessary or appropriate by Company in its discretion to perfect, maintain, protect, or enforce Company’s rights in the Work Product or otherwise carry out the purpose of this Agreement. Company will reimburse Contractor for any reasonable out-of-pocket expenses actually incurred by Contractor in fulfilling Contractor’s obligations under Section 8.1.
8.2    Power of Attorney. Contractor hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Contractor’s agent and attorney-in-fact to act for and in Contractor’s behalf to execute, deliver and file any and all documents with the same legal force and effect as if executed by Contractor, if Company is unable for any reason to secure Contractor’s signature on any document needed in connection with the actions described in Section 8.1. Contractor acknowledges that this appointment is coupled with an interest.
9.    CONTRACTOR REPRESENTATIONS AND WARRANTIES
9.1    General. Contractor represents, warrants, and covenants that:

(a)
Contractor will not, in the course of performing the Services, infringe or misappropriate, and neither the Work Product nor any element thereof will infringe or misappropriate, any Intellectual Property Right of any other person;

(b)	neither the Work Product nor any element thereof will be subject to any restriction, mortgage, lien, claim, pledge, security interest, or encumbrance when delivered by Contractor to Company;

(c)	Contractor will not grant, directly or indirectly, any right or interest in the Work Product to any other person;

(d)
Contractor has full right, power, and authority to enter into and perform this Agreement without the consent of any third party, including the right to grant all licenses granted by Contractor in this Agreement;

(e)
Contractor will maintain high standards of professionalism, and will comply with all laws, regulations, and ordinances applicable to Contractor’s performance of the Services and Contractor’s other obligations under this Agreement, including export control laws, and has obtained (or before performing the Services will obtain) all governmental permits and licenses required for Contractor to perform the Services and Contractor’s other obligations under this Agreement; and

(f)
Should Company permit Contractor to use any of Company’s equipment, or facilities during the term of this Agreement, such permission will be gratuitous and Contractor (i) will take all necessary or reasonable precautions to prevent injury to any person (including Company employees) or damage to any property (including Company property) during the term of this Agreement, (ii) will perform all services during Company’s normal business hours, unless Company otherwise specifically requests, and (iii) will comply with Company’s then-current access policies and procedures, including those pertaining to safety, security, anti-harassment, and confidentiality.

10.    INDEMNIFICATION. Contractor will indemnify and hold harmless Company and its affiliates, employees, and agents from and against any and all liabilities, losses, damages, costs, and other expenses (including attorneys’ and expert witnesses’ costs and fees) arising from or relating to any breach of any representation, warranty, covenant, or obligation of Contractor in this Agreement or any intentional misconduct or negligence by Contractor in performing the Services. In the event of any third-party claim, demand, suit, or action (a “Claim”) for which Company (or any of its affiliates, employees, or agents) is or may be entitled to indemnification hereunder, Company may, at its option, require Contractor to defend such Claim at Contractor’s sole expense. Contractor may not agree to settle any such Claim without Company’s express prior written consent.
11.    NONSOLICITATION. During the term of this Agreement and for twelve (12) months thereafter, Contractor will not directly or indirectly solicit, induce, or attempt to induce any employee or independent contractor to terminate or breach any employment, contractual, or other relationship with Company.
12.    LIMITATION OF LIABILITY. IN NO EVENT WILL COMPANY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, EXEMPLARY, SPECIAL, OR INCIDENTAL DAMAGES ARISING FROM OR RELATING TO THIS AGREEMENT. COMPANY’S TOTAL CUMULATIVE LIABILITY IN CONNECTION WITH THIS AGREEMENT, WHETHER IN CONTRACT OR TORT OR OTHERWISE, WILL NOT EXCEED THE AGGREGATE AMOUNT OF FEES OWED BY COMPANY TO CONTRACTOR FOR SERVICES PERFORMED UNDER THIS AGREEMENT.
13.    TERM; TERMINATION
13.1    Term. Subject to the termination provision set forth in Section 13.2, the term of this Agreement (the “Term”) shall be from the Effective Date through July 31, 2016.
13.2    Termination. Either Party may terminate this Agreement at any time with or without cause for convenience, effective upon thirty (30) days notice to the other Party. In addition, either Party may terminate this Agreement immediately upon written notice to the other Party upon a material breach of this Agreement.
13.3    Survival. Sections 1 (Definitions), 3 (Independent Contractor Relationship), 5 (Confidentiality), 7 (Work Product), 8 (Further Assurances), 9 (Contractor Representations and Warranties), 10 (Indemnification), 11 (Nonsolicitation) (to the extent provided therein), 12 (Limitation of Liability), and 14 (General Provisions) will survive any termination or expiration of this Agreement. Termination or expiration of this Agreement will not affect either Party’s liability for any breach of this Agreement such Party may have committed before such expiration or termination.
14.    GENERAL PROVISIONS
14.1    Governing Law. This Agreement is governed by the laws of the State of California without reference to any conflict of laws principles that would require the application of the laws of any other jurisdiction.
14.2    Severability. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will be unimpaired and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.
14.3    No Assignment. This Agreement and Contractor’s rights and obligations under this Agreement may not be assigned, delegated, or otherwise transferred, in whole or in part, by operation of law or otherwise, by Contractor without Company’s express prior written consent. Any attempted assignment, delegation, or transfer in violation of the foregoing will be null and void. Company may assign this Agreement, or any of its rights under this Agreement to any third party with or without Contractor’s consent.
14.4    Notices. Each Party must deliver all notices, consents, and approvals required or permitted under this Agreement in writing to the other Party at the address listed on the signature page by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized overnight carrier. Notice will be effective upon receipt or refusal of delivery. Each Party may change such Party’s address for receipt of notice by giving notice of such change to the other Party.
14.5    Remedies. Company’s remedies for any breach of this Agreement by Contractor will include damages, injunctive relief, specific performance, and restitution. Contractor acknowledges that any breach of this Agreement by Contractor would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, Company will be entitled to injunctive relief (including specific performance). The rights and remedies provided to each Party in this Agreement are cumulative and in addition to any other rights and remedies available to such Party at law or in equity.
14.6    Waiver. All waivers must be in writing and signed by the Party to be charged. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.
14.7    Entire Agreement; Amendments. This Agreement is the final, complete, and exclusive agreement of the Parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous communications and understandings between the Parties (including but not limited to the Independent Contractor Services Agreement). No modification of or amendment to this Agreement will be effective unless in writing and signed by the Party to be charged.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

COMPANY Signed: /s/ Andrew Gengos Name: Andrew Gengos Title: President & CEO Address: 23622 Calabasas Road, Suite 300, Calabasas CA 91302	CONTRACTOR Signed: /s/ John S. Yu Name: John S. Yu Title: Contractor Address: 269 Ashdale Pl. Los Angeles, CA 90049

EXHIBIT A
DESCRIPTION OF SERVICES
This Exhibit A is incorporated into the Amended and Restated Independent Contractor Services Agreement dated February 1, 2016, by and between ImmunoCellular Therapeutics, Ltd. and John Yu (the “Agreement”) and describes Services to be performed by Contractor pursuant to the Agreement.

Scope of Services:

a.	Support the execution of the ICT-107 phase 3 trial

b.	Support the evaluation and acquisition of outside technology

1